EXCLUSIVE SUBLICENSE AGREEMENT
THIS EXCLUSIVE SUBLICENSE AGREEMENT (this “Agreement”) is made and entered into as of the 21st day of August, 2017 (the “Effective Date”), by and between ARMACOR VICTORY VENTURES, LLC, a Delaware limited liability company having its principal place of business at 20505 Crescent Bay Drive, Lake Forest, CA 92630 (“Licensor”), and VICTORY ENERGY CORPORATION, a Nevada corporation having its principal place of business at 3355 Bees Cave Road, Suite 608, Austin, TX 78746 (“Licensee”).

RECITALS:
A.    As set forth in an Exclusive License Agreement, dated August 21, 2017, between Licensor and Liquidmetal Coatings Enterprises, LLC (“LMCE”), a Delaware limited liability company (the “LMCE License Agreement”), Licensor is a licensee and sublicensee of certain patents, technical information, and other Intellectual Property rights pertaining to the composition, processing, properties, and application of Amorphous Alloy Coatings.
B.    Licensee is a company operating in the oil & gas industry that desires to sublicense from Licensor certain patents, technical information, and other Intellectual Property rights in the oil and gas industry upon and subject to the terms set forth herein.
AGREEMENTS:
NOW, THEREFORE, in consideration of the foregoing recitals and the mutual covenants and agreements set forth herein, Licensor and Licensee agree as follows:
Article 1
DEFINITIONS
For purposes of this Agreement and except as otherwise specifically set forth herein, the following capitalized terms shall have the following meanings:
1.1.    “Amorphous Alloy Coatings” means coating materials which contain any one or more amorphous alloys or metallic glasses (or composite materials containing amorphous alloys or metallic glasses). The term “Amorphous Alloy Coatings” includes, but is not limited to, any Liquidmetal® coating materials and any amorphous alloys, metallic glasses, or composite coating materials that may be developed or conceived under this Agreement.
1.2.    “Confidential Information” shall mean any and all commercial, technical, financial, proprietary, and other information relating to the Discloser, its affiliates, and their respective business operations, including, but not limited to, samples, data, technical information, know‑how, formulas, ideas, inventions, discoveries, Patents, Patent applications, Intellectual Property, product development plans, demonstrations, business and financial information, applications and designs, and all manifestations or embodiments relating to the foregoing and all improvements made thereto, in whatever form provided, whether oral, written, visual, machine‑readable, electronic, or otherwise. For purposes of this Agreement, Licensor’s Confidential Information shall include, but not be limited to, the Licensed Patents, Licensed Technical Information, and any and all information relating to the composition, processing, properties, and applications of Liquidmetal® coating materials. “Confidential Information” also includes any information described above which the Discloser obtains from a third party and which the Discloser treats as proprietary or designates as confidential, whether or not owned or developed by the Discloser.
1.3.     “Crucible” means Crucible Intellectual Property, LLC, a Delaware limited liability company and wholly owned subsidiary of Liquidmetal Technologies, Inc., a Delaware corporation.

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1.4.    “Crucible Licensed Patents” shall mean the Patents listed on Exhibit A hereto, which Patents are licensed by Crucible to LMCE pursuant to the Master License Agreement and then sublicensed by LMCE to Licensor pursuant to the LMCE License Agreement.
1.5.     “Discloser” shall mean the party that is disclosing Confidential Information under this Agreement, regardless of whether such Confidential Information is being provided directly by such party, by a Representative of the party, or by any other person that has an obligation of confidentiality with respect to the Confidential Information being disclosed.
1.6.    “Field” shall mean and refer to applications in the worldwide petroleum exploration and production industry, but the term “Field” shall exclude sales of Licensed Products and Services to Vallourec.
1.7.    “Improvements” means all discoveries and/or inventions (whether patented or not) that constitute a modification or derivative of any Licensed Patent or Licensed Technical Information.
1.8.    “Intellectual Property” means any and all inventions (whether or not protected or protectable under patent laws), works of authorship, information fixed in any tangible medium of expression (whether or not protected or protectable under copyright laws), moral rights, trade secrets, developments, designs, applications, processes, know‑how, discoveries, ideas (whether or not protected or protectable under trade secret laws), and all other subject matter protected or protectable under patent, copyright, moral right, trade secret, or other laws, including, without limitation, all new or useful art, combinations, formulae, manufacturing techniques, technical developments, applications, data, and research results.
1.9.     “Licensed Patents” means the Crucible Licensed Patents and LMCE Owned Patents, and all Patents issuing from later filed divisionals, reissues, reexaminations, continuations, continuations‑in‑part, renewals, extensions, substitutions, and foreign equivalents and counterparts thereof; any future Improvements to the Licensed Patents; and any future Patents of Licensor which relate to the production of Licensed Products and Services within the Field, as reasonably determined by Licensor.
1.10.    “Licensed Products and Services” means any and all products and services in the Field, the manufacture, use, offer for sale, sale, or importation of which would, but for this Agreement, infringe a Valid Claim in a jurisdiction where such Valid Claim exists. The Licensed Products and Services include, but are not limited to, the following services and any associated products or services to the extent offered or sold in the Field: artificial lift, casing and tubing services, coiled tubing services, completion equipment and services, contract compression services, directional drilling services, downhole drilling tools, drill bits, drilling and completion fluids, floating production services, geophysical equipment and services, hydraulic fracturing, inspection and coating, land contract drilling, offshore construction services, offshore contract drilling, oil country tubular goods, petroleum aviation, production testing, rental and fishing services, rig equipment, solids control and waste management, specialty chemicals, subsea equipment, supply vessels, surface data logging, surface equipment, unit manufacturing, and well servicing, wireline logging.
1.11.    “Licensed Technical Information” means unpublished research and development information, unpatented inventions, know‑how, formulations, trade secrets, and technical data now or hereafter in the possession of Licensor or obtainable by Licensor from LMCE or its subsidiaries that are reasonably necessary or useful for using the Licensed Patents to produce Licensed Products within the Field, provided Licensor has the right to disclose such items to Licensee.
1.12.    “Licensee Affiliate” means any corporation, limited liability company or other legal entity which directly or indirectly controls, is controlled by, or is under common control with Licensee or its successors or assigns, or any successor or assign of such an entity. For the purposes of this Agreement, “control” shall mean the direct or indirect ownership of more than fifty percent (50%) of the outstanding shares on a fully diluted basis or other voting rights of the subject entity to elect directors or managers, or

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the right to direct or cause the direction of the management and policies of the subject entity whether by contract or otherwise, or if not meeting the preceding, any entity owned or controlled by, or owning or controlling, the subject entity at the maximum control or ownership right permitted in the country where such entity exists; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.
1.13.    “LMCE Owned Patents” shall mean those Patents directly owned by LMCE and listed on Exhibit B hereto.
1.14.    “Master License Agreement” means that certain Exclusive License Agreement, dated August 5, 2010, between Crucible and LMCE (as assignee of Liquidmetal Coatings, LLC).
1.15.    “Materials” shall mean metal powders and wire comprised wholly or partially of Amorphous Alloy Coatings.
1.16.    “MSRP” shall mean Licensor’s suggested retail price for the Materials, which shall not be more than the amount comparable competing materials would be sold to end users in the petroleum exploration and production industry by third-party suppliers or applicators. If Licensee disagrees with Licensor’s determination of MSRP, Licensee may ask for arbitration on what is a reasonable MSRP on one or more Materials.
1.17.    “New Amorphous Alloy Technology” shall have the meaning ascribed to it in Article 7 (Intellectual Property) hereof.
1.1.    “Patents” means any and all letters patent (including, but not limited to, patents of implementation, improvement, or addition, utility model and appearance design patents, and inventors certificates, as well as all divisionals, reissues, reexaminations, continuations, continuations‑in‑part, renewals, extensions, substitutions, foreign equivalents and counterparts, and any other forms of patent protection directed to the inventions covered by any of the foregoing), applications for letters patent (including, but not limited to, all foreign counterpart patent applications), and letters patent that may issue on such applications.
1.2.    “Recipient” shall mean the party receiving Confidential Information that is protected under this Agreement, regardless of whether such Confidential Information is being provided directly by the Discloser, by a Representative of the Discloser, or by any other person that has an obligation of confidentiality with respect to the Confidential Information being disclosed
1.3.    “Representatives” shall mean the respective directors, officers, employees, financial advisors, accountants, attorneys, agents, and consultants of a party.
1.4.    "Valid Claim" means, on a country-by-country basis, a claim of an unexpired issued or granted Licensed Patent, as long as the claim has not been admitted by Licensor or otherwise caused to be invalid or unenforceable through reissue, disclaimer, or otherwise, or held invalid or unenforceable by a tribunal or governmental agency of competent jurisdiction from whose judgment no appeal is allowed or timely taken.
1.5.    “Vallourec” means Vallourec, a French company, with its registered office as of the date hereof at 27, avenue du Général Leclerc, 92100 Boulogne-Billancourt, France, and its affiliates.
ARTICLE 2
LICENSE GRANT
2.1.    Patent License. Licensor hereby grants to Licensee an exclusive, worldwide, non-royalty bearing, limited, non‑transferable sublicense, under the Licensed Patents to make, use, offer to sell, sell, export and import Licensed Products within the Field; provided, however, that such sublicense shall expressly

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exclude the right to make or manufacture, or have made or manufactured, any Materials (the “Manufacturing Exclusion”). Licensee may sublicense the Licensed Patents in the Field with the prior written consent of Licensor, which shall not be unreasonably withheld. If Licensee explicitly requests in writing the right to sublicense the Licensed Patents pursuant to the preceding sentence and the Licensor does not respond for sixty (60) days or more, then Licensor shall be deemed to have consented to such sublicense.
2.2.    Technical Information License. Licensor hereby grants to Licensee an exclusive, non-royalty‑bearing, limited, non‑transferable sublicense, under the Licensed Technical Information to make, use, offer to sell, sell, export and import Licensed Products within the Field; provided, however, that such sublicense shall be subject to the Manufacturing Exclusion. Licensee may sublicense the Licensed Technical Information in the Field with the prior written consent of Licensor, which shall not be unreasonably withheld. If Licensee explicitly requests in writing the right to sublicense the Licensed Technical Information pursuant to the preceding sentence and the Licensor does not respond for sixty (60) days or more, then Licensor shall be deemed to have consented to such sublicense.
2.3.    Reservation of Rights. The license is subject to: (a) the reservation of Licensor’s right to make, have made, import and use Licensed Products and Services for research and development purposes, but not for commercial sale or other commercial distribution to third parties; (b) the reservation of Licensor’s right to make, have made, import and use Licensed Products and Services for sale or distribution to Vallourec; and (C) the reservation of Licensor’s right to grant limited licenses to non-profit institutions for educational and research purposes, but not for commercial sale or other commercial distribution to third parties. All rights not specifically granted to Licensee by this Agreement are expressly reserved by Licensor.
2.4.    Master License Agreement. Notwithstanding anything to the contrary herein, the licenses and rights granted herein shall be subject to all limitations and restrictions set forth in the Master License Agreement, including without limitation the exclusion of Consumer Electronic Products (as defined in the Master License Agreement) from the Field.
2.5.        Termination of Manufacturing Exclusion. Licensee shall have the right to terminate the Manufacturing Exclusion with respect to a particular Material upon written notice to Licensor if either of the following conditions occur as to such Material: (i) the Material cannot be supplied by LMCE or Licensor for a period of six months or more, and following written notice of the same by Licensee to Licensor, neither LMCE nor Licensor can supply (or have supplied) the Material within thirty (30) days after such written notice, or (ii) the Material cannot be supplied by LMC or Licensor at a price that is at least Five Percent (5%) below the MSRP for such Material.
ARTICLE 3
MATERIAL PURCHASES
3.1.    Coating Materials. LMCE will supply ARMACOR™ and Liquidmetal® branded Materials to Licensee pursuant to a mutually agreeable supply agreement.
ARTICLE 4
REPORTS AND INSPECTION
4.1.    Reports. Licensee shall keep accurate and sufficient records to measure commercial activity under this Agreement. Records under this Agreement shall be maintained by Licensee for a period of five (5) years.
4.2.    Inspection. Such records of Licensee shall be subject to inspection by Licensor (or its representatives) during regular business hours of Licensee with at least five (5) business days’ notice. Licensor shall bear the expenses of the inspection. Licensor shall be limited to four (4) such inspections per year,

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provided that no such limitation shall apply at any time while Licensee is adjudged to (or is mutually agreed to be) in breach in of this Agreement.
ARTICLE 5
LICENSOR REPRESENTATIONS, WARRANTIES, LIABILITIES AND INDEMNIFICATION
5.1.    Representations and Warranties. Licensor represents and warrants to Licensee that:
(a)     Licensor has the full right, power and authority (corporate or otherwise) to grant the sublicenses set forth herein.
(b)    There is no outstanding contract, commitment or arrangement to which Licensor is a party, and no pending or threatened claim or litigation by or against Licensor, which is or may be in conflict with this Agreement or which may in any way limit, restrict, impair or interfere with Licensor’s ability to perform under this Agreement.
(c)    The Licensed Patents are not subject to any lien, claim, security interest or other encumbrance other than a security interest in favor of Enterprise Bank & Trust to secure a credit facility of LMCE. It is acknowledged that LMCE may in the future refinance such credit facility or enter into one or more additional credit facilities pursuant to which the Licensed Patents may serve as collateral.
(d)    To Licensor’s knowledge, no prior art or other information exists that would adversely affect the validity, enforceability, term, or scope of any Licensed Patent.
(e)    There is no settled, pending, or to Licensor’s knowledge threatened, litigation or reissue application, re-examination, post-grant, inter partes, or covered business method patent review, interference, derivation, opposition, claim of invalidity, or other claim or proceeding (including in the form of any offer to obtain a license) (i) alleging the unpatentability, invalidity, misuse, unregisterability, unenforceability, or noninfringement of, or error in any Licensed Patent, or (ii) challenging Licensor's ownership of, or right to practice or license, any Licensed Patent, or alleging any adverse right, title, or interest with respect thereto.

5.2.    Disclaimer of Warranties. THE WARRANTIES CONTAINED IN THIS ARTICLE ARE THE ONLY WARRANTIES MADE BY LICENSOR. LICENSOR EXPRESSLY DISCLAIMS ALL OTHER REPRESENTATIONS AND WARRANTIES, WHETHER EXPRESS, IMPLIED, STATUTORY, OR ARISING OUT OF CUSTOM OR TRADE USAGE. NO ORAL OR WRITTEN INFORMATION OR ADVICE GIVEN BY LICENSOR OR LICENSOR’S AUTHORIZED REPRESENTATIVES SHALL CREATE A WARRANTY OR REPRESENTATION OR IN ANY WAY INCREASE THE SCOPE OF THE WARRANTIES CONTAINED IN THIS ARTICLE. THIS SECTION SHALL BE ENFORCEABLE TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW.
5.3.    Patent Maintenance and Support. Licensor agrees to pay for all maintenance, legal, and support costs associated with keeping all issued non-provisional Licensed Patents in effect and good standing to the extent that LMCE fails to pay such costs; provided, however, that if LMCE and Licensor determine that they no longer desire to fund the maintenance, legal, and support costs of a particular Licensed Patent, they may discontinue such funding upon no less than 90 days’ prior written notice to Licensee, in which case Licensee may elect to fund such amounts.
ARTICLE 6
LICENSEE WARRANTIES AND INDEMNIFICATION
6.1.    Representations and Warranties.
(a)    Permits. Licensee represents and warrants that it has obtained any and all governmental permits, licenses, or other approvals required for the performance of its obligations and the enjoyment of its rights under this Agreement.

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(b)    Safety. Licensee represents and warrants that Licensee has, either in‑house or at its disposal, the expertise necessary to use the Licensed Patents and Licensed Technical Information in a safe and effective manner. Licensee acknowledges that (1) Licensor has no control over, or responsibility for, the manner in which Licensee utilizes the Licensed Patents and Licensed Technical Information, and (2) Licensee utilizes the Licensed Patents and Licensed Technical Information at its own risk.
(c)    No Prohibited Claims. Licensee represents and warrants that Licensee shall not claim against any Licensor officer, director, employee, agent, or affiliate any of the claims for damages referenced in Section 5 hereof.
6.2.    Indemnity. Licensee agrees to indemnify and hold Licensor, its officers, directors, employees, agents, representatives, successors and assigns harmless from and against all losses, damages or expenses of whatever form or nature, including attorneys' fees and other costs of legal defense, whether direct or indirect, which they, or any of them, sustain or incur as a result of (a) the breach of or failure to perform any obligation, provision or condition of Licensee contained in any of the provisions of this Agreement; (b) violation by Licensee (or any of its directors, officers, managers, affiliates, employees, representatives, or agents) of any applicable law, regulation or order; or (c) any misappropriation or misuse by Licensee of any Licensed Patents, Licensed Technical Information, or Confidential Information of Licensor.
ARTICLE 7
POSTURE AS TO THIRD PARTIES
7.1.     Regulatory Approvals. Licensor and Licensee agree to cooperate, at the expense of Licensee, in respect to the obtaining or maintaining of any registrations or approvals for Licensed Products and Services, including, but not limited to United States consumer product safety commission and or export control approvals for the Licensed Products and Services.
7.2.    Notification of Infringement. Licensee and Licensor shall promptly notify the other in writing of any suspected infringement or suspected violation of the right, title, or interest of either of them in or to this Agreement or any related right, when such suspected infringement or suspected violation comes to the attention of the party so discovering same. In no event, however, shall any such notification be construed as an admission by the notifying party of the presence of an actual infringement or actual violation.
7.3.    Third-Party Infringement. As to all third party activity which may fairly be called a substantial and continuing infringement of the Licensed Patents in the Field or other rights licensed by this Agreement, or any related right, Licensor shall (or cause LMCE to) have the first right to institute and diligently prosecute, at its own sole cost and expense, all proper legal proceedings reasonably necessary to permanently terminate such infringement. Thus, Licensor shall have the initial opportunity to seek to prevent infringement and to file suit to stop any infringement which in its opinion warrants such suit. Licensor may nonetheless make reasonable attempts at settling any such litigation out of court. All such settlements must be approved by Licensee, which approval shall not be unreasonably withheld.
7.4.    Actions Against Third-Parties. If Licensor does not institute suit within forty-five (45) days after it becomes aware of suspected infringement or suspected violation as aforesaid, or if Licensor fails to diligently prosecute any such suit once instituted, Licensee shall then have the right (at its own expense) to institute, or continue, suit against the alleged wrong-doing party, and may join Licensor as a party plaintiff if need be.
7.5.    Awards of Damages. As to all judgments or awards rendered in favor of Licensee and/or Licensor in any such proceedings, the parties shall share in same in proportion to their relative expenditures for instituting and maintaining the legal proceeding in question.

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ARTICLE 8
INTELLECTUAL PROPERTY
8.1.    Licensee Inventions and Improvements. In the course of practicing the Licensed Patents and Licensed Technical Information pursuant to licenses granted by this Agreement, Licensee may develop or assist in the development of new Amorphous Alloys Coatings and/or new Intellectual Property relating to the composition, processing, properties, or applications of Amorphous Alloys Coatings, including, but not limited to, Improvements to the Licensed Patents (collectively, the “New Amorphous Alloy Coating Technology”). Licensee agrees that all such New Amorphous Alloy Coating Technology shall be owned solely and exclusively by LMCE. Upon the conception or development of any New Amorphous Alloy Coating Technology by Licensee, whether alone or in conjunction with others, Licensee shall provide written notification to LMCE describing in sufficient detail the nature of the New Amorphous Alloy Coating Technology. Upon their disclosure to Licensor, items of New Amorphous Alloy Coating Technology shall become part of the Licensed Patents and/or Licensed Technical Information hereunder the LMCE License Agreement and this Agreement.
8.2.    Assignment. Title to any and all New Amorphous Alloy Coating Technology shall vest solely and exclusively in LMCE, regardless of inventorship. Licensee hereby assigns to LMCE, and will cause its employees, contractors, representatives, successors, assigns, affiliates, parents, subsidiaries, officers and directors to assign to LMCE, all right, title and interest in and to any New Amorphous Alloy Coating Technology in which Licensee or any of them acquire rights. Licensee agrees to cooperate and cause its employees and contractors to cooperate in the preparation and prosecution of Patent applications relating to LMCE’s Intellectual Property, including any New Amorphous Alloy Coating Technology. Licensee agrees to cooperate with any written confidentiality or other protocols that Licensor or LMCE may from time to time implement in writing in order to maintain the patentability or secrecy (as determined by Licensor or LMCE) of any New Amorphous Alloy Coating Technology.
ARTICLE 9
TERM AND TERMINATION
9.1.    Term. This Agreement shall be in effect from the Effective Date and shall continue into perpetuity.
9.2.    Termination. Notwithstanding any other provision contained herein, this Agreement may be terminated as follows:
(a)    Material Breach. This Agreement shall terminate on the thirtieth (30th) day after either party gives the other party written notice of a material breach by the other party of any term or condition of this Agreement, unless the breach is cured before that day. The right of a party to terminate this Agreement shall be in addition to and not in lieu of any other right or remedy that the terminating party may have at law or in equity.
(b)    Bankruptcy. This Agreement may be terminated immediately by a party in the event the other party becomes insolvent, files or has filed against it a petition under any chapter of the United States Bankruptcy Code (or any similar petition under the insolvency law of an applicable jurisdiction) and such petition is not dismissed within thirty (30) days, proposes any dissolution, liquidation, financial reorganization, or re‑capitalization with creditors, or makes an assignment or trust mortgage for the benefit of creditors, or if a receiver, trustee, custodian, or similar agent is appointed or takes possession of any property or business of such other party.
(c)    Discontinuation of Offer and Sale of Licensed Products and Services. Licensor may terminate this Agreement upon written notice to Licensee in the event that Licensee ceases to engage in the

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offer and sale of Licensed Products and Services and if Licensee fails to resume the sale of Licensed Products and Services within ninety (90) days of written notice from Licensor of intent to terminate this Agreement pursuant to this paragraph.
9.3.    Effect of Termination.
(a)    Licensee’s Rights Upon Termination. Upon termination of this Agreement, the licenses and all other rights granted to Licensee under this Agreement shall immediately terminate.
(b)    Return of Confidential Materials. Within fifteen (15) days after termination of this Agreement, Licensee shall return to Licensor all Licensed Technical Information and other Confidential Information of Licensor then in its possession, custody or control or, at Licensee’s option destroy such Licensed Technical Information and other Confidential Information of Licensor and certify in writing to Licensor of such destruction.
(c)    Continuation of Obligations. After termination of this Agreement, the provisions of this Agreement concerning the parties’ obligations and responsibilities under Article 10 (Confidentiality) shall continue in full force and effect for an additional period of ten (10) years, and indefinitely for trade secrets.
(d)    No Damages for Termination; No Effect on Other Rights and Remedies. Neither party shall be liable for damages of any kind as a result of properly exercising its respective right to terminate this Agreement according to the terms and conditions of this Agreement, and termination will not affect any other right or remedy of either party.
ARTICLE 10
CONFIDENTIALITY
10.1.    Terms of Agreement. Each party agrees not to disclose any terms of this Agreement to any third party without the consent of the other party; provided, however, that disclosures may be made as required by securities or other applicable laws; or by either party to its accountants, attorneys, and other professional advisors. Neither party shall release any publicity or information concerning this Agreement without the other party’s prior written approval, which shall not be unreasonably withheld or delayed, provided that the parties agree to issue a jointly‑written press release following the execution of this Agreement.
10.2.    Restrictions on Disclosure and Use.
(a)    Restrictions and Covenants. Except as otherwise provided herein, each party agrees that, in its capacity as the Recipient of Confidential Information, it will (i) hold the Discloser’s Confidential Information in strict confidence, use a high degree of care in safeguarding the Discloser’s Confidential Information, and take all precautions necessary to protect the Discloser’s Confidential Information including, at a minimum, all precautions the Recipient normally employs with respect to its own Confidential Information, (ii) not divulge any of the Discloser’s Confidential Information or any information derived therefrom (including results of tests on material samples) to any other person (except as set forth in Section 10.2(b) (Disclosure to Representatives) hereof), (iii) not make any use whatsoever at any time of the Discloser’s Confidential Information except as is necessary in the performance of Recipient’s specific duties under this Agreement, (iv) not copy, reverse engineer, alter, modify, break down, melt down, disassemble or transmit any of the Discloser’s Confidential Information, (v) not, within the meaning of United States or other export control laws or regulations, export or re‑export, directly or indirectly, including but not limited to export on the Internet or other network service, any of the Discloser’s Confidential Information, (vi) notify the Discloser in writing immediately upon discovery by the Recipient or its Representatives of any unauthorized use or disclosure of the Discloser’s Confidential Information, and (vii)

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upon the termination or expiration of this Agreement, immediately return to the Discloser or destroy (at the option of the Recipient) all such Confidential Information, including all originals, copies and extracts.
(b)    Disclosure to Representatives. The Recipient may only disseminate the Discloser’s Confidential Information to its Representatives who have been informed of the Recipient’s obligations under this Agreement and are bound by an obligation of confidentiality and non-use with respect to the Discloser’s Confidential Information at least as broad in scope as the Recipient’s obligations under this Agreement. The Recipient agrees to reasonably restrict disclosure of the Discloser’s Confidential Information to the smallest number of the Recipient’s Representatives which have a need to know the Confidential Information. The Recipient shall be responsible for enforcing this Agreement as to the Recipient’s Representatives and shall take such action (legal or otherwise) to the extent necessary to cause them to comply with this Agreement.
(c)    Trade Secrets. Any trade secrets of the Discloser will also be entitled to all of the protections and benefits of applicable trade secret law, and the Recipient agrees to be bound by all applicable trade secret laws, unfair competition laws, and any other similar laws with respect to the Discloser’s Confidential Information. If any Confidential Information that the Discloser deems to be a trade secret is found by a court of competent jurisdiction not be a trade secret under applicable law, such Confidential Information will nevertheless still be protected by this Agreement.
(d)    Protection of Licensed Technical Information by Licensee. Licensee acknowledges and agrees that the Licensed Technical Information derives economic value from not being generally known to other persons who can obtain economic value from its disclosure or use. Therefore, without the express written consent of Licensor, Licensee covenants and agrees that it, its employees, contractors, representatives, successors, assigns, affiliates, parents, subsidiaries, officers, directors, and the like will (1) hold the Licensed Technical Information in strict confidence, use a high degree of care in safeguarding the Licensed Technical Information, and take all precautions reasonably necessary to protect the Licensed Technical Information including, without limitation, all precautions Licensee normally takes with respect to its own most sensitive and confidential information, (2) not divulge any of the Licensed Technical Information or any information derived therefrom to any person other than Licensor, (3) not make any use whatsoever at any time of the Licensed Technical Information except in furtherance of Licensee’s obligations to Licensor and as necessary to produce Licensed Products in accordance with the license granted under this Agreement, (4) not, within the meaning of United States or other export control laws or regulations, export or re‑export, directly or indirectly, including but not limited to export on the Internet or other network service, any of the Licensed Technical Information, and (5) notify Licensor in writing immediately upon discovery of any unauthorized use or disclosure of the Licensed Technical Information by Licensee or its employees or any third party.
(e)    Enforcement. Licensee acknowledges and agrees that due to the unique nature of the Licensed Technical Information and other Confidential Information of Licensor, there can be no adequate remedy at law for any breach of its obligations hereunder, which breach may result in irreparable harm to Licensor, and therefore, that upon any such breach or any threat thereof, Licensor shall be entitled to appropriate equitable relief, including injunction, without the requirement of posting a bond, in addition to whatever remedies it might have at law.
(f)    Exceptions. The restrictions on the Recipient's disclosure and use of the Discloser’s Confidential Information under this Section 10.2 will not apply to the extent of any Confidential Information:
(i)    that becomes publicly known without breach of the Recipient's or its Representatives’ obligations under this Agreement;
(ii)    that is rightfully acquired by Recipient from a third party which is not subject to any restriction or obligation (whether contractual, fiduciary, or otherwise) on disclosure or use of such Confidential Information;

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(iii)    that is independently developed by employees of the Recipient without knowledge of or reference to such Confidential Information, as evidenced by written documentation or other tangible evidence of Recipient;
(iv)    that is required to be disclosed by law or by court order or government order, provided that the Recipient (a) promptly notifies the Discloser of any such disclosure requirement so that the Discloser may seek an appropriate protective order (or other appropriate protections), and (b) provides reasonable assistance (at no cost to the Recipient) in obtaining such protective order or other form of protection; or
(v)    as to which and to the extent to which the Recipient has received express written consent from an authorized officer of the Discloser to disclose or use.
A specific item of Confidential Information shall not be deemed to fall within the foregoing exceptions merely because such specific item is embraced or implied by more general Confidential Information that falls within the foregoing exceptions. Additionally, the Recipient will have the burden of proof respecting any of the aforementioned events on which the Recipient may rely as relieving it from the restrictions on disclosure or use of Confidential Information, and the removal of restrictions will be effective only from and after the date of occurrence of the applicable event referred to above.
10.3.    Third Party Information. Each party represents and warrants to the other that it is free to divulge, without any obligation to or violation of the rights of any third party, any and all information which it will demonstrate, divulge, or in any other manner make known to the other pursuant to this Agreement. Each party shall indemnify and hold harmless the other from and against any and all liability, loss, cost, expense, damage, claim or demand for actual violation of the rights of any third party in any trade secret, proprietary know‑how, or other confidential information by reason of the other party’s receipt of information disclosed hereunder. The foregoing provision shall not be construed to affect or diminish the obligations of confidentiality and non‑disclosure of the parties as provided in this Article 10 (Confidentiality).
ARTICLE 11
MISCELLANEOUS
11.1.    Force Majeure. Excluding payment obligations, neither party shall be liable for, nor shall it be considered in breach of this Agreement due to, any failure to perform its obligations under this Agreement as a result of a cause beyond its control, including any act of God or public enemy, act of any military, civil or regulatory authority, terrorism or threat thereof, change in any law or regulation, fire, flood, earthquake, storm or other like event, disruption or outage of communications, power or other utility, labor problem, unavailability of supplies, or any other cause, whether similar or dissimilar to any of the foregoing, which could not have been prevented by the party with reasonable care.
11.2.    Notices. All notice, requests, demands and other communications hereunder shall be in English and shall be given in writing and shall be: (i) personally delivered; (ii) sent by telecopier, facsimile transmission or other electronic means of transmitting written documents with confirmation of receipt; or (iii) sent to the parties at their respective addresses indicated herein by registered or certified mail, return receipt requested and postage prepaid, or by private overnight mail courier services with confirmation of receipt. The respective addresses to be used for all such notices, demands or requests are as follows:

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(a)    If to Licensee:
Victory Energy Corporation
3355 Bees Cave Road, Suite 608
Austin, TX 78746
Attention: Kenneth Hill
Phone No.: (512) 347-7300
Fax No.: (866) 234-9806 |

Or to such other person or address as Licensee shall furnish to Licensor in writing.

(b)    If to Licensor:

Armacor Holdings, LLC
20505 Crescent Bay Drive
Lake Forest, CA 92630
Attention: Ricardo A. Salas
Phone No.: (949) 842-9977
Fax No.: (949) 315-3096

Or to such other person or address as Licensor shall furnish to Licensee in writing.
If personally delivered, such communication shall be deemed delivered upon actual receipt by the “attention” addressees or persons authorized to accept for such addressees; if transmitted by facsimile or other electronic means pursuant to this paragraph, such communication shall be deemed delivered the next business day after transmission (and sender shall bear the burden of proof of delivery); if sent by overnight courier pursuant to this paragraph, such communication shall be deemed delivered upon receipt by the “attention” addressees or persons authorized to accept for such addressees; and if sent by mail pursuant to this paragraph, such communication shall be deemed delivered as of the date of delivery indicated on the receipt issued by the relevant postal service, or, if the addressee fails or refuses to accept delivery, as of the date of such failure or refusal. Any party to this Agreement may change its address for the purposes of this Agreement by giving notice thereof in accordance with this paragraph.
11.3.    Independent Contractors. In the performance of this Agreement, Licensor and Licensee are independent contractors. Neither party nor any of its employees or agents shall be considered an employee or agent of the other party. Nor shall any partnership, co‑venture or joint‑employer relationship be created or implied by virtue of this Agreement or of its performance. The parties intend that this Agreement shall not create a partnership for tax purposes.
11.4.    Survival. Articles 5, 8, and 10, and any other provisions which by their express or implicit terms are intended to survive the expiration or termination of this Agreement, shall survive the expiration or termination of this Agreement and be enforceable in accordance with their terms.
11.5.    Severability. Each provision contained in this Agreement is declared to constitute a separate and distinct covenant and provision and to be severable from all other separate, distinct covenants and provisions. It is agreed that should any clause, condition or term, or any part thereof, contained in this Agreement be unenforceable or prohibited by law or by any present or future legislation then such clause, condition, term or part thereof, shall be amended, and is hereby amended, so as to be in compliance with the said legislation or law but, if such clause, condition or term, or part thereof, cannot be amended so as to be

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in compliance with the said legislation or law, then such clause, condition, term or part thereof is severable from this Agreement, and all the rest of the clauses, terms and conditions or parts thereof contained in this Agreement shall remain unimpaired and continue in full force and effect.
11.6.    Amendment. This Agreement may not be amended or modified other than by a written agreement executed by the parties hereto or their respective successors and legal representatives.
11.7.    Waiver. No waiver of a breach of any provision of this Agreement shall be deemed to be, or shall constitute, a waiver of a breach of any other provision of this Agreement, whether or not similar, nor shall such waiver constitute a continuing waiver of such breach unless otherwise expressly provided in such waiver.
11.8.    Governing Law. This Agreement, the legal relations between the parties, and any action, whether contractual or non‑contractual, instituted by any party with respect to matters arising under or growing out of or in connection with or in respect of this Agreement shall be governed by and construed in accordance with the internal laws of the State of Texas (U.S.A.), excluding any choice of law rules that may direct the application of the laws of another jurisdiction, and except that questions affecting the construction and effect of any Patent shall be determined by the law of the country in which the Patent has been granted.
11.9.    Resolution of Disputes. The parties irrevocably agree that any legal actions or proceedings brought by or against them with respect to this Agreement shall be brought exclusively in the courts in and for Travis County, Texas, and the United States District Court for Travis County, Texas, and by execution and delivery hereof, the parties irrevocably submit to such jurisdiction and hereby irrevocably waive any and all objections which they may have with respect to venue in any of the above courts. Notwithstanding the foregoing, this paragraph shall not preclude or limit Licensor’s rights to pursue actions before a foreign court or governmental agency if neither the federal courts nor the state courts have subject matter jurisdiction over the action. THE PARTIES HEREBY EXPRESSLY WAIVE ANY AND ALL RIGHT TO A TRIAL BY JURY WITH RESPECT TO ANY ACTION, PROCEEDING OR OTHER LITIGATION RESULTING FROM OR INVOLVING THE ENFORCEMENT OF THIS AGREEMENT.
11.10.    Attorneys’ Fees. In any action between the parties for relief based in whole or in part on this Agreement (or the breach thereof), the prevailing party shall be entitled to recover (in addition to any other relief awarded or granted) its reasonable costs and expenses (including attorneys’ fees and expert witness fees) incurred in the proceeding.
11.11.    Export Regulations. This Agreement is subject in all respects to the laws and regulations of the United States of America, including the Export Administration Act of 1979, as amended, and any regulations thereunder. In exercising its rights under this Agreement, Licensee agrees to comply fully with all export and re-export controls imposed on tangible and intangible property provided by Licensor by any state, country or organization of nations within those jurisdictions in which Licensee operates or does business. Without limiting the foregoing, with respect to its exportation or re-exportation of any products or data from the United States, Licensee agrees not to export or permit exportation outside of the United States without first (i) obtaining any required written permission to do so from the United States Office of Export Administration and other appropriate governmental agencies of the United States, or (ii) complying fully and strictly with all requirements of any general license exempting the exportation from the requirement for that permission. Licensee agrees that it will not ship, transmit, or otherwise distribute any products, materials, technical data, or any derivative work based on the foregoing to another country in violation of any export controls imposed by U.S. laws or regulations.
11.12.    Entire Agreement. This Agreement sets forth the complete agreement of the parties concerning the subject matter hereof. No claimed oral agreement in respect thereto shall be considered as any part hereof. No waiver of or change in any of the terms hereof subsequent to the execution hereof

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claimed to have been made by any representative of either party shall have any force or effect unless in writing, signed by duly authorized representatives of the parties.
11.13.    Recitals. The recitals set forth in the preamble to this Agreement are true and correct and are made a part of this Agreement.
11.14.    Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither party shall assign its rights or duties under this Agreement, in whole or in part, without the prior written consent of the other party.
11.15.    Headings. The section and paragraph headings in this Agreement are for convenience only and are not intended to affect the meaning or interpretation of this Agreement.
11.16.    Contract Interpretation. Ambiguities, inconsistencies, or conflicts in this Agreement shall not be strictly construed against the drafter of the language but will be resolved by applying the most reasonable interpretation under the circumstances, giving full consideration to the parties’ intentions at the time this Agreement is entered into. Where the context of this Agreement requires, singular terms shall be considered plural, and plural terms shall be considered singular.
11.17.    Counterparts. The parties may execute this Agreement in counterparts (including by means of facsimile and electronic transmission in portable document format (PDF)).  Each executed counterpart of this Agreement will constitute an original document, and all of them, together, will constitute the same agreement.
11.18.    Rights of LMCE. LMCE is an intended third-party beneficiary of the terms and provisions of this Agreement and may enforce the terms and provisions hereof that relate to LMCE and may also enforce the rights and benefits of Licensor hereunder on behalf of Licensor.
IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized representatives as of the Effective Date set forth above:

VICTORY ENERGY CORPORATION

By: /s/ Kenneth Hill
Name: Kenneth Hill
Title: Chief Executive Officer

ARMACOR VICTORY VENTURES, LLC

By: /s/ Rick Salas
Name: Risk Salas
Title: President

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EXHIBIT A
CRUCIBLE LICENSED PATENTS

Patent No.	App No.		Title	Filing
4,608,319	6/649,070		Extended Surface Area Amorphous Metallic Material (Porous Amorphous Alloy for Catalysts)	9/10/1984
4,725,512	06/618885		Materials Transformable from the Non Amorphous State Under Frictional Loadings (Armacore)	6/8/1984
5,030,519	7/513,762		Tungsten Carbide-Containing Hard Alloy that May be Processed by Melting (WC Containing Coating)	4/24/1990
5,695,825	08/457395		Titanium-Containing Ferrous Hard-Facing Material Source and Method for Hard Facing a Substrate (Ti-Containing Hard-Facing Coating )	5/31/1995
5,942,289	08/824,415		Hardfacing a Surface Utilizing a Method and Apparatus Having a Chill Block	3/26/1997
6,376,091	09/650,977		Article Including a Composite of Unstabilized Zirconium Oxide Particles in a Metallic Matrix and Its Preparation (Zirconia Containing Coating)	8/29/2000
2,420,868	2420868	Canada	Article Including a Composite of Unstabilized Zirconium Oxide Particles in a Metallic Matrix and Its Preparation (Zirconia Containing Coating)	8/29/2001
ZL01818829.8	1814829.8	China	Article Including a Composite of Unstabilized Zirconium Oxide Particles in a Metallic Matrix and Its Preparation (Zirconia Containing Coating)	8/29/2001
EP1320460	1966020.8	Great Britain	Article Including a Composite of Unstabilized Zirconium Oxide Particles in a Metallic Matrix and Its Preparation (Zirconia Containing Coating)	8/29/2001
60135860.0-08	EP1320460	Germany	Article Including a Composite of Unstabilized Zirconium Oxide Particles in a Metallic Matrix and Its Preparation (Zirconia Containing Coating)	8/29/2001

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Patent No.	App No.		Title	Filing
1320460	1966020	Switzerland	Article Including a Composite of Unstabilized Zirconium Oxide Particles in a Metallic Matrix and Its Preparation (Zirconia Containing Coating)	8/29/2001
5016775	2002-523080	Japan	Article Including a Composite of Unstabilized Zirconium Oxide Particles in a Metallic Matrix and Its Preparation (Zirconia Containing Coating)	8/29/2001
10-0849385	10-2003-7003036	South Korea	Article Including a Composite of Unstabilized Zirconium Oxide Particles in a Metallic Matrix and Its Preparation (Zirconia Containing Coating)	8/29/2001
	PCTUS2011 023395 13/576,563 61/300,381		Nickel Based Thermal Spray Powder (8080)	2/1/2010
	11703789.5	Europe	Nickel Based Thermal Spray Powder (8080)	2/1/2010
		Great Britain	Nickel Based Thermal Spray Powder (8080)
		Germany	Nickel Based Thermal Spray Powder (8080)
ZL201180013534.2	201180013534.2	China	Nickel Based Thermal Spray Powder (8080)	2/1/2011
		India	Nickel Based Thermal Spray Powder (8080)
		Japan	Nickel Based Thermal Spray Powder (8080)
10-1445953	10-2012-7022981	South Korea	Nickel Based Thermal Spray Powder (8080)	8/31/2012
		Brazil	Nickel Based Thermal Spray Powder (8080)
	PCT/US2011 029092 13,636,032 61/315,661		Molybdenum-Containing Ferrous Alloy for Improved Thermal Spray Deposition Hard-Facing (X-80)	3/19/2010
	WO2011/116,350 EP 11711226.8	Europe	Molybdenum-Containing Ferrous Alloy for Improved Thermal Spray Deposition Hard-Facing (X-80)	3/18/2011 10/12/12
	201180020615.5	China	Molybdenum-Containing Ferrous Alloy for Improved Thermal Spray Deposition Hard-Facing (X-80)
10-1450988	10-2012-7027268	South Korea	Molybdenum-Containing Ferrous Alloy for Improved Thermal Spray Deposition Hard-Facing (X-80)	10/18/2012

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Patent No.	App No.	Title	Filing
	201510300362.7	Method of Improving Metal Parts Surface Corrosion Resistant	6/5/2015
	201510566809.5	Amorphous Alloy Thermal Spray Coating Method of Boiler Heating Surface	9/9/2015

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EXHIBIT B
LMC OWNED PATENTS

Patent No.	App No.		Title	Filing
	14,777,375 PCT US 2014/028127 61/791728		Composite Coating Material with Amorphous-Containing Matrix	9/15/2015 3/14/2014 3/15/2013
	201480028531.X	China	Fiber-Containing Composites	3/14/2014
9,493,909	13/827,354 PCT US2013/031459 61/675,084		Fiber-Containing Amorphous Alloy Composite	3/14/2013 3/14/2013 7/24/2012
	201380049723.4	China	Fiber-Containing Amorphous Alloy Composite	3/14/2013
	PCT US2015/028663 61/986,288		Underground Components with Amorphous Coating	4/30/2015 4/30/2014
	201580021714.3	China	Underground Components with Amorphous Coating	10/31/2016
	10-2015-0030268	South Korea	Thermal Spray Application Having High Wear Resistance and Low Coefficient of Friction	3/4/2015
	62/324,116		Apparatus and Method for Cooling a Hard Metal Applied to the Surface of a Metal Alloy Substrate	4/18/2016
	62/405,068		Method of Making Non-Galling Metal Parts and Metal Parts Made Thereby	10/6/2016
	62,368,725		Cutting Tools	7/29/2016
	62,400,446		Drill pipe coating with different properties in different zones	9/24/2015
	15/298,547 (Continuation of 13/827,354)		Fiber-Containing Amorphous Alloy Composite	7/24/2012

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